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October 30, 1995



Board of Directors
United Carolina Bancshares Corporation
Whiteville, North Carolina 28472

Gentlemen:

I have acted as counsel for United Carolina Bancshares Corporation (the "Corporation") in connection with the registration of up to an aggregate of 393,900 shares of the Corporation's Common Stock, $4.00 par value per share (the "Shares") which are issuable under the terms of an Agreement and Plan of Reorganization and Merger dated September 19, 1994 (the "Plan of Merger") by and among the Corporation, United Carolina Bank and Seaboard Savings Bank, Inc., SSB. The Shares are being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 being filed by the Corporation.

On the basis of such investigation as I deemed necessary, I am of the opinion that:

(a) the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and,

(b) the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Plan of Merger, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of my name under the heading "Legal Matters" in the Prospectus/Proxy Statement included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,


s/ Howard V. Hudson, Jr.
Howard V. Hudson, Jr.
General Counsel and Secretary


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